Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

Section 3.	Representations and Warranties of the Investors	11
3.1	Organization	11
3.2	Authorization	11
3.3	Purchase Entirely for Own Account	11
3.4	Investment Experience	11
3.5	Disclosure of Information	11
3.6	Restricted Securities	12
3.7	Legends	12
3.8	Accredited Investor	12
3.9	No General Solicitation	12
3.10	Short Sales and Confidentiality Prior to the Date Hereof	12
3.11	No Government Recommendation or Approval	13
3.12	No Conflicts	13
3.13	Residency	13
3.14	Financial Capability	13

Section 4.	Covenants	13
4.1	Legend Removal	13
4.2	Short Sales and Confidentiality After the Date Hereof	14
4.3	Voting Agreement	15
4.4	Additional Stock Purchase	15

Section 5.	Conditions to Closing	16
5.1	Conditions to the Investors’ Obligations	16
5.2	Conditions to Obligations of the Company	17
5.3	Termination of Obligations to Effect Closing; Effects	17

Section 6.	Miscellaneous	18
6.1	Successors and Assigns	18
6.2	Governing Law	18
6.3	Counterparts	18
6.4	Titles and Subtitles	18
6.5	Notices	18
6.6	Expenses	18
6.7	Waiver	19
6.8	Amendments	19
6.9	Severability	19
6.10	Entire Agreement	19
6.11	Specific Enforcement	19
6.12	Exclusive Jurisdiction; Venue	20
6.13	Publicity	20
6.14	Survival	20
6.15	Waiver of Jury Trial	20

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of March 30, 2023, by and between Vaccinex, Inc., a Delaware corporation (the “Company”), Albert D. Friedberg (“Friedberg”) (for the purposes of Section 4.3 hereof only), and the Investors identified on Exhibit A (each an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the 1933 Act (as defined below) and Rule 506 (“Rule 506”) of Regulation D (“Regulation D”) as promulgated by the SEC (as defined below) under the 1933 Act;

WHEREAS, the Investors wish to, severally and not jointly, purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, in aggregate, the number of shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), set forth next to the word “Total” on Exhibit A (the “Shares”) ; and

WHEREAS, contemporaneously with the sale of the Shares, the Company and the Specified Investor (as defined below), will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares purchased by the Specified Investor.

The parties hereby agree as follows:

Section 1. Purchase and Sale of Common Stock.

1.1 Sale and Issuance of the Shares. On the Closing Date (as defined below), upon the terms and subject to the conditions set forth herein, the Company will sell and issue, and the Investors will purchase, severally and not jointly, for a price per Share of $0.41, the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto.

1.2 Closing; Delivery.

(a) Subject to the satisfaction or waiver of the conditions set forth in Section 5, the completion of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures at a time (the “Closing Date”) determined by the Company and of which the Investors will be notified at least two days in advance by the Company but (i) in no event earlier than the second Business Day after the date hereof and (ii) in no event later than the fifth Business Day after the date hereof, or as otherwise agreed to by the Company and the Investors.

(b) On the Closing Date, each Investor shall deliver or cause to be delivered to the Company, via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Closing Date, an amount equal to the purchase price to be paid by the Investor for the Shares to be acquired by it as set forth opposite the name of such Investor under the heading “Aggregate Purchase Price of Shares” on Exhibit A attached hereto.

(c) At the Closing or within one Trading Day thereof, the Company shall deliver or cause to be delivered to each Investor a number of Shares, registered in the name of the Investor (or its nominee in accordance with its delivery instructions), equal to the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto. The Shares shall be delivered via a book-entry record through the Transfer Agent (as defined below).

1.3 Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(c) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with such Person.

(d) “Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York, New York generally are authorized or required by law or other governmental actions to close.

(e) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506, any Person listed in the first paragraph of Rule 506(d)(1).

(f) “Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

(g) “Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Material Adverse Effect” means any fact, circumstance, change, event, occurrence, or effect that, individually, or in the aggregate with any such other facts, circumstances, changes, events, occurrences, or effects, would have, or would reasonably be expected to have, a material adverse effect on the financial condition, business, properties, assets, liabilities, or results of operations of the Company, taken as a whole.

(i) “Material Contract” means any contract, instrument, or other agreement to which the Company is a party or by which it is bound that has been filed or was required to have been filed as an exhibit to the SEC Filings (as defined below) pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

(j) “Nasdaq” means the Nasdaq Capital Market.

(k) “Person” means any individual, firm, corporation, limited liability company, partnership, company, or other entity, and shall include any successor (by merger or otherwise) of such entity.

(l) “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be Nasdaq.

(m) “SEC” means the U.S. Securities and Exchange Commission.

(n) “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

(o) “Specified Investor” means Lublin Financial Corporation.

(p) “Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board, OTCQX or OTCQB), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board, OTCQX or OTCQB), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board or OTC Markets Group Inc., as applicable, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

(q) “Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, OTCQX or OTCQB on which the Common Stock is listed or quoted for trading on the date in question.

(r) “Transaction Documents” means this Agreement and, with respect to the Company and the Specified Investor, the Registration Rights Agreement.

1.4 Construction. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. A reference to any party hereto includes such party’s permitted assignees and/or the respective successors in title to substantially the whole of such party’s undertaking. All references to “Sections” and “Exhibits” contained in this Agreement are, unless specifically indicated otherwise, references to sections or exhibits of or to this Agreement. The recitals and exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and exhibits to this Agreement. As used in this Agreement, the following terms shall have the meanings indicated: (a) “day” means a calendar day; (b) “U.S.” or “United States” means the United States of America; (c) “dollar” or “$” means lawful currency of the United States; (d) “including” or “include” means “including without limitation”; and (e) references in this Agreement to specific laws includes the succeeding law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

Section 2. Representations and Warranties of the Company . The Company hereby represents and warrants to the Investors that, except as described in the Company’s SEC Filings, which qualify these representations and warranties in their entirety:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

2.2 Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute, or when executed will constitute, the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

2.3 Capitalization. The Company is authorized under its Certificate of Incorporation to issue 100,000,000 shares of Common Stock. The Company’s disclosure of its issued and outstanding capital stock in its most recent SEC Filing containing such disclosure was accurate in all material respects as of the date indicated in such SEC Filing. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. No Person is entitled to preemptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company, including, without limitation, the Shares. Except for stock options approved pursuant to Company stock-based compensation plans described in the SEC Filings and securities exercisable for, convertible into or exchangeable for shares of capital stock of the Company disclosed in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, except as contemplated by this Agreement. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as disclosed in the SEC Filings, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

2.4 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

2.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (a) filings that have been made pursuant to applicable state securities laws, (b) post-sale filings pursuant to applicable state and federal securities laws, (c) filings pursuant to the rules and regulations of Nasdaq, and (d) filing of the registration statement required to be filed by the Registration Rights Agreement, each of which the Company has filed or undertakes to file within the applicable time.

2.6 Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company to fund the ongoing development and clinical trials of pepinemab and for working capital and general corporate purposes.

2.7 No Material Adverse Change. Since December 31, 2022, except as identified and described in the SEC Filings filed at least one Trading Day prior to the date hereof, there has not been:

(a) any change in the consolidated assets, liabilities, financial condition, or operating results of the Company from that reflected in the financial statements included in the SEC Filings, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b) any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(c) any material damage, destruction, or loss, whether or not covered by insurance, to any assets or properties of the Company;

(d) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted);

(f) any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any Material Contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

(g) any material labor difficulties or, to the Company’s Knowledge, labor union organizing activities with respect to employees of the Company;

(h) any material transaction entered into by the Company other than in the ordinary course of business;

(i) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company; or

(j) any other event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect.

2.8 SEC Filings. The Company has filed all reports, schedules, forms, statements, and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC thereunder.

2.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares in accordance with the provisions hereof will not, except (solely in the case of clauses (i)(b) and (ii)) for such violations, conflicts or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the

Electronic Data Gathering, Analysis, and Retrieval system (the “EDGAR system”)), or (b) assuming the accuracy of the representations and warranties in Section 3, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, or any of its assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract. This Section 2.9 does not relate to matters with respect to tax status, which are the subject of Section 2.10, employee relations and labor matters, which are the subject of Section 2.13, or Environmental Laws (as defined below), which are the subject of Section 2.16.

2.10 Tax Matters. The Company has timely prepared and filed all material tax returns required to have been filed by it with all appropriate governmental agencies and timely paid all material taxes shown thereon or otherwise owed by it. There are no material unpaid assessments against the Company nor, to the Company’s Knowledge, any audits by any federal, state, or local taxing authority. All material taxes that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or property. With the exception of agreements or other arrangements that are not primarily related to taxes entered into in the ordinary course of business, there are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity (other than a subsidiary of the Company).

2.11 Title to Properties. The Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company holds any leased real or personal property under valid and enforceable leases with no exceptions, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.12 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where failure to so possess would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company.

2.13 Labor Matters.

(a) The Company is not party to or bound by any collective bargaining agreements or other agreements with labor organizations. To the Company’s Knowledge, the Company has not violated in any material respect any laws, regulations, orders, or contract terms affecting the collective bargaining rights of employees or labor organizations, or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages, and hours.

(b) No material labor dispute with the employees of the Company, or with the employees of any principal supplier, manufacturer, customer, or contractor of the Company, exists or, to the Company’s Knowledge, is threatened or imminent.

2.14 Intellectual Property. Except as expressly contemplated by the SEC Filings, to the Company’s Knowledge, the Company owns, possesses, licenses or has other rights to use, all patents, copyrights, trademarks, service marks, trade names, service names, trade secrets and other intellectual property described in the SEC Filings necessary for the conduct of the Company’s business as currently conducted and that the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property”). There is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any Person that the Company’s business as now conducted infringes or violates any patent, trademark, copyright, trade secret or other intellectual property rights of another. To the Company’s Knowledge, there is no existing infringement by another Person of any of the Intellectual Property owned or exclusively licensed by the Company that would have or would reasonably be expected to have a Material Adverse Effect. The Company has taken reasonable security measures to protect the secrecy, confidentiality, and value of the non-public portions of the Intellectual Property owned or exclusively licensed by the Company, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.15 Tests and Preclinical and Clinical Trials. The studies, tests and preclinical and clinical trials conducted by the Company or conducted on behalf of the Company that are described in the SEC Filings were and, if still pending, are being conducted in all material respects in accordance with the relevant experimental protocols, procedures and controls and all applicable laws; the descriptions of the results of such studies, tests and trials contained in the SEC Filings are accurate and complete and fairly present the data derived from such studies, tests and trials in all material respects as of the respective dates of such SEC Filings; the Company is not aware of any studies, tests or trials, the results of which the Company believes are materially inconsistent with the study, test or trial results described or referred to in the SEC Filings when viewed in the context in which such results are described and the clinical state of development; and the Company has not received any notices or written correspondence from the U.S. Food and Drug Administration or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

2.16 Environmental Matters. The Company is not in violation of any material statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has not released any hazardous substances regulated by Environmental Law onto any real property that it owns or operates, and has not received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

2.17 Legal Proceedings. There are no legal, governmental, or regulatory investigations, actions, suits, or proceedings pending to which the Company is or may reasonably be expected to become a party or to which any property of the Company is or may reasonably be expected to become the subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

2.18 Financial Statements. The financial statements included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, except as permitted by Form 10-Q under the 1934 Act).

2.19 Insurance. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

2.20 Nasdaq Listing. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of the delisting of the Common Stock from Nasdaq.

2.21 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

2.22 No Registration. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 3, neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and Regulation D for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

2.23 Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 3, the offer and sale of the Shares to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act. The issuance and sale of the Shares does not contravene the rules and regulations of Nasdaq.

2.24 Foreign Corrupt Practices. Neither the Company, nor to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

2.25 Transactions with Affiliates. Except as disclosed in the SEC Filings, none of the executive officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company (other than as holders of stock options and/or restricted stock, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, except for transactions involving amounts of $120,000 or less.

2.26 Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Since the end of the Company’s most recent audited fiscal year, there have been no material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting.

2.27 Regulation M Compliance. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

2.28 No Bad Actors. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

2.29 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

3.1 Organization. Such Investor is either an individual or a duly incorporated or organized and validly existing corporation, partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority, as applicable, to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement, and, if an entity, is in good standing under the laws of the jurisdiction of its incorporation or organization.

3.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Investor, and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and general principles of equity.

3.3 Purchase Entirely for Own Account. Such Investor is acquiring the Shares as principal for its own account and has no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Shares. Such Investor is acquiring the Shares hereunder in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

3.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge, sophistication, and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby, and has so evaluated the merits and risks.

3.5 Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery, and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties, and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit, and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit, or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

3.6 Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

3.7 Legends. It is understood that, except as provided below, certificates evidencing the Shares (or uncertificated interests in the Shares) may bear the following or any similar legend:

(a) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

3.8 Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D. Such Investor has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct, and complete.

3.9 No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

3.10 Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Such Investor, its Affiliates and authorized representatives and advisors who are aware of the transactions contemplated by the Transaction Documents have maintained the confidentiality of all disclosures made to such Investor in connection with the transactions contemplated by the Transaction Documents (including the existence and terms of such transactions). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

3.11 No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

3.12 No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

3.13 Residency. Such Investor’s office in which its investment decision with respect to the Shares was made is located at the address immediately below such Investor’s name on its signature page hereto.

3.14 Financial Capability. Such Investor has immediately available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

Section 4. Covenants.

4.1 Legend Removal.

(a) In connection with any sale, assignment, transfer or other disposition of the Shares by an Investor pursuant to Rule 144 under the 1933 Act (“Rule 144”) or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall use commercially reasonable efforts to cause the transfer agent for the Common Stock (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three Trading Days of any such request therefor from such Investor, provided, that the Company has timely received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith.

(b) Subject to receipt from the Investor by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Shares (i) have been sold or transferred pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision (such earliest date, the “Effective Date”), the Company shall, in accordance with the provisions of this Section 4.1(b) and within three Trading Days of any request therefor from an Investor accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. The Company agrees that following the Effective Date, it will use commercially reasonable efforts to deliver or cause to be delivered to such Investor a certificate representing such Shares (or uncertificated interest therein) that is free from all restrictive and other legends within three Trading Days of the delivery by an Investor to the Company or the Transfer Agent of a certificate representing shares issued with a restrictive legend and receipt from the Investor by the Company and the Transfer Agent of the customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith that is referred to above. Shares subject to legend removal hereunder may be transmitted by the Transfer Agent to the Investor by crediting the account of the Investor’s prime broker with the DTC system as directed by such Investor. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

(c) Each Investor, severally and not jointly with the other Investors, agrees with the Company (i) that such Investor will sell any Shares pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the effective date of the registration statement covering the resale of the Shares, such registration statement is not then effective and the Company has provided notice to such Investor to that effect, such Investor will sell Shares only in compliance with an exemption from the registration requirements of the 1933 Act.

4.2 Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. Each Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain (and will cause its Affiliates, authorized representatives and advisors who are aware of the transactions contemplated by the Transaction Documents) to maintain the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents (including the existence and terms of such transactions). Each

Investor understands and acknowledges that the SEC currently takes the position that coverage of Short Sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the Securities Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance, and covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any such Short Sales.

4.3 Voting Agreement. Following the Closing, at every meeting of the stockholders of the Company and at every postponement or adjournment thereof, Friedberg, who controls FCMI, will exercise voting rights with respect to any Excess Shares (as defined below) in a manner that is proportionate to the manner in which the holders of shares of Common Stock other than the shares beneficially owned by Friedberg vote in respect of such matter. For purposes of this paragraph, “Excess Shares” means those shares of Common Stock then beneficially owned by Friedberg that when aggregated with such other shares of Common Stock beneficially owned by Friedberg exceed forty percent (40%) of the then outstanding shares of Common Stock. For purposes of this paragraph, beneficial ownership will be calculated as defined in Rule 13d-3 under the Exchange Act.

4.4 Additional Stock Purchase. FCMI hereby commits to purchase, on or prior to May 15, 2023 (the “Outside Date”), in one or more transactions, shares of Common Stock having an additional aggregate purchase price of up to $2,960,000, less the aggregate purchase price of securities of the Company other than the Shares sold by the Company to investors other than Friedberg and Friedberg’s Affiliates after the Closing and prior to the Outside Date (“Additional Stock Purchases”) and to provide written notice to the Company of its intent to make any Additional Stock Purchase, including the aggregate purchase price thereof (a “Notice”); provided, however, for the avoidance of doubt, that the Company has not hereby agreed to the Additional Stock Purchase and the consummation thereof shall be subject to the Company’s acknowledgment and acceptance of the applicable Notice; provided, further, that no Additional Stock Purchase shall result in the issuance of Common Stock in excess of twenty percent (20%) of the outstanding shares of Common Stock as of immediately prior to such Additional Stock Purchase. Any Additional Stock Purchase shall be on the same terms and conditions as those contained in this Agreement, with the reference to the “date hereof” in Section 5.3(iv) interpreted to mean the date of the Company’s acceptance of the applicable Notice, and at a price per Share equal to the lower of the Nasdaq Official Closing Price (as reflected on Nasdaq.com) (the “Closing Price”) immediately preceding the Company’s executed or acknowledged acceptance of the applicable Notice and the average Closing Price for the five trading days immediately preceding such acceptance (the “Minimum Price”); provided, that in the event the consolidated closing bid price immediately preceding the execution of the Agreement (or the Company’s acknowledgment and acceptance of the applicable Notice, in the case of Additional Purchases) (the “Minimum Related Person Price”) is higher than the Minimum Price, then any sale of Shares to a Related Person shall be at the Minimum Related Person Price.

Section 5. Conditions to Closing.

5.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 2 hereof shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

(b) The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c) The Company shall have obtained any and all consents, permits, approvals, registrations, and waivers necessary for the consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(d) The Company shall have executed and delivered the Registration Rights Agreement.

(e) No judgment, writ, order, injunction, award, or decree of or by any court, or judge, justice, or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated by the Transaction Documents.

(f) The Company shall have delivered a certificate, executed on behalf of the Company by an officer of the Company, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c), (e), (h) and (i) of this Section 5.1.

(g) The Company shall have delivered a certificate, executed on behalf of the Company by an officer of the Company, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by the Transaction Documents and the issuance of the Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(h) There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(i) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

5.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 3 hereof shall be true and correct as of the date hereof, and shall be true and correct as of the Closing Date with the same force and effect as if they had been made on and as of such date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) The Investors shall have executed and delivered each Investor Questionnaire and the Specified Investor shall have executed and delivered the Registration Rights Agreement.

(c) Any Investor purchasing Shares at the Closing shall have paid in full its purchase price to the Company.

5.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and Investors that agreed to purchase a majority of the Shares to be issued and sold pursuant to this Agreement;

(ii) By the Company if any of the conditions set forth in Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 5.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior ten calendar days after the date hereof;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants, or agreements contained in the Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 5.3, written notice thereof shall be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 5.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of the Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under the Transaction Documents.

Section 6. Miscellaneous.

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that an Investor may not assign this Agreement without the written consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices . All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address or e-mail address as set forth on the signature page, or to such address, e-mail address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.5.

6.6 Expenses. Each party shall pay its own expenses (including fees and expenses of financial advisors, attorneys, and other advisors) incurred in connection with the preparation, negotiation, due diligence, execution, delivery, and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

6.7 Waiver. Waiver by the Company or any Investor of a breach hereunder by any Investor or the Company, respectively, shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Amendments . Any term of this Agreement may be amended or terminated only with the written consent of the Company and the Investors representing a majority of the Shares. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion.

6.9 Severability. If one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the parties hereto would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the parties hereto agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the parties hereto when entering this Agreement may be realized.

6.10 Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof or thereof existing among the parties are expressly canceled.

6.11 Specific Enforcement . The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

6.12 Exclusive Jurisdiction; Venue . Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.12, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6.5.

6.13 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Investor without the prior consent of the Company, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Sections 13 and 16 of the 1934 Act).

6.14 Survival. The representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for a period of one year following the Closing Date.

6.15 Waiver of Jury Trial . EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.15.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

VACCINEX, INC.

By:	/s/ Maurice Zauderer
Name:	Maurice Zauderer
Title:	President and Chief Executive Officer

Address:	1895 Mount Hope Avenue
Rochester, New York 14620

With a copy to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attn: William Intner

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

INVESTOR:

FCMI PARENT CO.

By:	/s/ Albert D. Friedberg
Name:	Albert D. Friedberg
Title:	Director

Address:	220 Bay Street, suite 600
Toronto, ON, M5J 2W4, Canada

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

INVESTOR:

VACCINEX (ROCHESTER), L.L.C.

By:	/s/ Maurice Zauderer
Name:	Maurice Zauderer
Title:	President

Address:	44 Woodland Rd.
Pittsford, NY 14534

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

INVESTOR:

LUBLIN FINANCIAL CORPORATION

By:	/s/ Joseph Rutman
Name:	Joseph Rutman
Title:	Director

Address:	201 Bridgeland Avenue
Toronto, ON, M6A 1Y7, Canada

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

ALBERT D. FRIEDBERG

/s/ Albert D. Friedberg

Address:	220 Bay Street, suite 600
Toronto, ON, M5J 2W4, Canada

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Schedule of Investors

Investor Name	Number of Shares to be Purchased	Aggregate Purchase Price of Shares
FCMI Parent Co.	4,146,341	$1,699,999.81
Vaccinex (Rochester), L.L.C.	731,707	$299,999.87
Lublin Financial Corporation	97,560	$39,999.60
Total	4,975,608	$2,039,999.28

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Investor Questionnaire